Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. TO PRESENT AT FRIEDMAN BILLINGS
RAMSEY 11th ANNUAL INVESTOR CONFERENCE ON NOVEMBER 30, 2004

IRVINE, CA - November 29, 2004 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced that it will participate in the Friedman Billings Ramsey (“FBR”) 11th Annual Investor Conference to be held in New York, NY beginning on Tuesday, November 30, 2004. Stephen H. Gordon, Chairman and CEO of CCBI, and David S. DePillo, President and COO, are scheduled to present an overview of the Company and discuss its 2004 performance beginning at 5:00 p.m. EST Tuesday, November 30, 2004.

Attendance at the FBR conference is by invitation only. Investors, analysts and the general public may listen to the presentation via live webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available through a link homepage of the Company’s website www.commercialcapital.com, or through FBR’s website, www.FBR.com. An archive of the webcast will be available for thirty days following the presentation. Mr. Gordon’s and Mr. DePillo’s presentation materials will be available in the news section of the Company’s website prior to the beginning of their presentation.

CCBI Presentation Thursday November 30, 2004 5:00 p.m. EST	Webcast www.commercialcapital.com Media Player Required

At September 30, 2004, Commercial Capital Bancorp, Inc. had total assets of $5.0 billion, and total deposits of $2.3 billion. Commercial Capital Bank operates 21 banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 11 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended September 30, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended June 30, 2004 (source: www.fdic.gov).

The webcast and presentation referenced in this release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.